Exhibit 10.1
JOHNSON CONTROLS, INC.
OPTION AWARD

Name:	Number of Options:

Grant Date:	Expiration Date:

Exercisable Date:	Option Exercise Price:
Stock Option Grant — Terms for Nonqualified Stock Options and Stock Appreciation Rights
Johnson Controls, Inc., a Wisconsin corporation with its principal office in Milwaukee, Wisconsin, (the “Company”) has adopted the 2000 Stock Option Plan (the “Plan”) to permit options to purchase shares of the Company’s common stock (“Stock”) to be granted to certain key employees of the Company or any Subsidiary, as defined in Section 425(f) of the Internal Revenue Code of 1986, as amended (“Subsidiary”). The individual (the “Optionee”) is a key employee of the Company or a Subsidiary, and the Company desires the Optionee to remain in such employ by providing the Optionee with a means to acquire or to increase his/her proprietary interest in the Company’s success.
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements herein set forth, the parties hereby mutually covenant and agree as follows:
1. Subject to the terms and conditions of the Plan, a copy of which has been made available to the Optionee and made a part hereof, and this Agreement, the Company grants to the Optionee the option to purchase from the Company all or any part of an aggregate number of shares of Stock as indicated in the Optionee grant letter. (Hereinafter such shares of Stock are referred to as the “Optioned Shares” and the option to purchase the Optioned Shares is referred to as the “Option”). The Option is intended to constitute a “nonqualified stock option” or an option for “stock appreciation rights.”
2. The purchase price payable upon exercise of the Option shall be the option exercise price per share indicated in the Optionee grant letter, subject to adjustment as described in the terms of the Plan.
3. Subject to the terms and conditions of the Plan and this Agreement, the Option may be exercised by the Optionee while in the employ of the Company or any Subsidiary, in whole or in part in increments of 100 shares or more, from time to time, subject to the vesting dates and expiration date. The vesting schedule of the option is as follows:
     (a) Fifty Percent (50%) of the Option shall vest on the two-year anniversary date of the Grant Date.
     (b) Fifty Percent (50%) of the Option shall vest on the three-year anniversary date of the Grant Date.
     The Option shall expire ten years from the Option Grant Date.
4. The Option may be exercised only by written notice, delivered, faxed or mailed to the Shareholder Services Department of the Company in Milwaukee, Wisconsin, specifying the number of Optioned Shares being purchased. Such notice shall be accompanied by payment of the entire option price of the Optioned Shares being purchased: (i) in cash or its equivalent; (ii) by tendering previously acquired shares of Stock valued at their fair market value at the time of exercise; or (iii) by any combination of (i) and (ii). For purposes of this paragraph, fair market value shall be determined in the same manner as the fair market value of the Stock on the Grant Date was determined pursuant to the Plan document.

     An Optionee selected by the Compensation Committee to participate in the Deferral Plan may defer receipt of shares of Common Stock deliverable upon exercise by making a deferral election as set forth in the Johnson Controls Stock Option Deferral Policies and Procedures.
5. (a) It shall be a condition of the obligation of the Company to issue or transfer shares of Stock upon exercise of the Option, and that the Optionee pay to the Company upon its demand, such amount as may be requested by the Company for the purpose of satisfying its liability to withhold federal, state or local income or other taxes incurred by reason of the exercise of the Option. If the amount requested is not paid, the Company may refuse to issue or transfer shares of Stock upon exercise of the Option.
     (b) The Optionee shall be permitted to satisfy the Company’s withholding tax requirements by electing (the “Election”) to have the Company withhold shares of Stock otherwise issuable to the Optionee or to deliver to the Company shares of Stock having a fair market value on the date income is recognized pursuant to the exercise of the Option (the “Tax Date”) equal to the minimum amount required to be withheld by the Optionee. If the number of shares of Stock determined pursuant to the preceding sentence shall include a fractional share, the number of shares withheld or delivered shall be reduced to the next lower whole number and the Optionee shall deliver to the Company cash in lieu of such fractional share, or otherwise make arrangements satisfactory to the Company for payment of such amount.
i.	The Election must be received by the Shareholder Services Department of the Company, at its principal office, prior to the Optionee’s Tax Date.

ii.	The Election shall be irrevocable, and shall be subject to disapproval, in whole or in part, by the Committee. The Election shall be made in writing and shall be made according to such rules and regulations and in such form as the Committee shall determine.
6. (a) In the event a Participant’s employment with the Company or any of its subsidiaries shall be terminated for any reason, except early or normal retirement, death or total and permanent disability, a Participant may exercise his or her Options or stock appreciation rights (to the extent vested and exercisable as of the date of the Participant’s termination of employment) for a period of thirty (30) days after the date of the Participant’s termination of employment, unless such Option or stock appreciation right expires earlier under the terms of the award agreement. Thereafter, all rights to exercise an Option or stock appreciation right shall terminate.
     (b) If the Optionee ceases to be an employee of the Company or any Subsidiary by reason of early or normal retirement or total and permanent disability, the option or stock appreciation right: (i) shall be exercisable in full without regard to any vesting requirements; provided that an Option or stock appreciation right of a Participant who retires shall be exercisable in full only if the Participant retires on or after the last day of the fiscal year in which such Option or stock appreciation right was granted, unless the Committee determines otherwise, and (ii) may be exercised by the Participant at any time within thirty-six months after the date of such early or normal retirement or termination due to total and permanent disability, as the case may be, unless such Option or stock appreciation right expires earlier under the terms of the award agreement.
     In the event of the death of a retired Optionee or an Optionee on total and permanent disability, the Option may be exercised by the person to whom the Option is transferred, by will or by applicable laws of the descent and distribution, as if the Optionee had remained living.
     For certain participants who are officers of the Company or who are selected by the Compensation Committee of the Board, nonqualified stock options and stock appreciation rights may be exercised, unless terminated earlier by its terms, in full without regard to any vesting requirements, at the date of the Optionee’s retirement or disability, for a period selected by the Compensation Committee of either five (5) or ten (10) years after early or normal retirement, or for five (5) years after the date of such total and permanent disability, as the case may be, and not thereafter.
     In the event of the Optionee’s death while actively employed by the company, the Option may be exercised to the extent otherwise exercisable under paragraph 3 at the date of the Optionee’s death, the Option may be exercised by the person to whom the Option is transferred by will or by applicable laws of the descent and distribution, unless terminated earlier by its terms, by giving notice, as provided in paragraph 4, at any time within twelve (12) months after the date of death, and not thereafter.
     For purposes of this subparagraph, the Optionee’s employment shall be deemed to be terminated due to (i) early or normal retirement if the Optionee is then eligible to receive immediate early or normal retirement benefits under the provisions of the Company’s or its subsidiaries defined benefit pension plans; or, absent a defined pension plan, if the Optionee has worked at least ten years for the Company and is at least 55 years old, or retires with five years of services and is at least 65 years old and (ii) total and permanent disability if the Optionee is permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.
     (c) Termination for cause or inimical conduct shall cause the cancellation and forfeiture of any Option, regardless of vesting; and any pending exercises shall be cancelled on that date. Any amount the Participant owes to the company may be offset from an amount payable or stock deliverable hereunder.
     (d) Notwithstanding the foregoing, from and after a Change of Control, the Option shall continue to be exercisable for a sixty-day period after the Optionee’s termination of employment.
7. The Optionee shall not be deemed for any purposes to be a stockholder of the Company with respect to any shares which may be acquired hereunder except to the extent that the Option shall have been exercised with respect thereto and shares of Johnson Controls common stock issued therefor.
8. No Option granted hereunder shall be transferable other than options specifically designated by the Compensation Committee as such and meeting the following requirements of transfer:
     a) by will or by the laws of descent and distribution; or
     b) in the case of a nonqualified option:
(i)	pursuant to a “Qualified Domestic Relations Order” as defined in Section 414(p) of the Internal Revenue Code; or

(ii)	to (A) his or her spouse, children or grandchildren (“Immediate Family Members”), (B) a partnership in which the only partners are the Participant’s Immediate Family Members, or (C) a trust or trusts established solely for the benefit of one or more of the Participant’s Immediate Family Members (collectively, the Permitted Transferees), provided that there may be no consideration for any such transfer by a Participant.
     Following transfer (if applicable), such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that such Options may be exercised during the life of the Participant only by the Participant or, if applicable, by the alternate payee designated under a Qualified Domestic Relations Order or the Participant’s Permitted Transferees.
9. The Optionee agrees for himself/herself and the Optionee’s heirs, legatees, and legal representatives, with respect to all shares of Stock acquired pursuant to the terms and conditions of this Agreement (or any shares of Stock issued pursuant to a stock dividend or stock split thereon or any securities issued in lieu thereof or in substitution or exchange therefor) that the Optionee and the Optionee’s heirs, legatees, and legal representatives will not sell or otherwise dispose of such shares except pursuant to an effective registration statement under the Securities Act of 1933, as amended (“Act”), or except in a transaction which, in the opinion of counsel for the Company, is exempt from registration under the Act.
10. The existence of the Option herein granted shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred, or prior preference stock ahead of or affecting the Stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
11. As a condition of the granting of the Option, the Optionee agrees for himself/herself and his/her legal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this

Agreement shall be governed by the internal laws of the State of Wisconsin and settled by final binding arbitration in accordance with the rules of the American Arbitration Association and the provisions of the Plan.
12. Notwithstanding the provisions of paragraph 3 of this Agreement, in the event of a Change of Control of the Company, as defined in Paragraphs 20 and 21 of the Plan document, the Option shall immediately become exercisable with respect to all or any part of the Optioned Shares. Further, upon a Change of Control of the Company, Optionee may elect to surrender all or a part of the Option to the Company and receive an LSAR, as defined in Paragraph 21 of the Plan document.
This Agreement, and any documents expressly incorporated herein, contain all of the provisions applicable to the Options and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Optionee.
IN WITNESS WHEREOF, the Company has caused this Option Agreement to be executed by one of its duly authorized officers as of the date of Grant.
JOHNSON CONTROLS, INC.
Jerome D. Okarma
Vice President, Secretary and General Counsel

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